INVESTOR CONTACT:
Bob East
Westwicke Partners
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bob.east@westwicke.com

PDI Reports Third Quarter 2013 Financial Results

Parsippany, N.J., November 12, 2013 - PDI, Inc. (Nasdaq: PDII), today reported financial and operational results for the third quarter ended September 30, 2013. Third quarter and subsequent financial and operational accomplishments include:

•	Revenues increased 8% to $34.3 million for the third quarter of 2013 and 25% to $114.4 million for the nine months of 2013 compared to the same periods last year

•	Adjusted EBITDA (a non-GAAP financial measure) of $(1.3) million for the 2013 third quarter and $1.8 million for the nine months of 2013

•	Entered into two collaboration agreements to commercialize molecular diagnostic tests in concert with our strategic plan

•	Signed new sales services contracts during the third quarter, totaling approximately $8.0 million

Condensed Summary Statements of Continuing Operations
($’s in millions, expect per share data)

CEO Comments

Nancy Lurker, Chief Executive Officer of PDI, Inc. commented, “Revenues for the third quarter and nine months were up 8% and 25%, respectively, driven by contracts signed at the end of 2012 and early 2013. While gross profit as a percentage of net revenues, as anticipated, was down compared to last year and the first half of this year, operating costs were essentially flat compared to last year and lower compared to the second quarter of 2013, as a result of continuing expense controls.”

“We now anticipate our operating loss for the full year to be less than previously estimated. Even though we are now targeting revenue growth of roughly 20% for 2013, due to a lack of FDA approval on one assignment, and a pending product acquisition not occurring on another assignment, we still anticipate full year gross profit dollars to approach last year’s levels. While we continue to fully invest in our previously disclosed strategic initiatives, these related expenses should be offset to a large degree by our ongoing expense control efforts. We now anticipate that total operating expenses will increase only modestly for the full year, resulting in operating income better than originally expected. We also expect Adjusted EBITDA, our measure of cash flow from operations, to be positive for the year.

Ms. Lurker further commented, “During the third quarter, we continued to execute on our strategic initiatives of enhancing systems in our core business, investing in new technology for our Group DCA segment, and launching our molecular diagnostic strategy. Over the last several months, we have announced two significant opportunities to commercialize innovative molecular diagnostics tests. These types of opportunities allow us to leverage our existing capabilities and enter into new, high growth markets. By positioning PDI as a premier commercialization partner to both the life science and molecular diagnostic industries, we expect to deliver more predictable, higher growth, and higher margin revenue to our shareholders.”

“Further strengthening our molecular diagnostic strategy, we recently announced that John Climaco joined our board of directors. John has had an extensive career as a CEO in the molecular diagnostic field and we look forward to his active contribution and pertinent perspective.”

Third Quarter Business Review

Revenue- For the third quarter of 2013, revenue of $34.3 million was $2.5 million or 8% higher than the third quarter of 2012 driven by an increase in the company’s Sales Services segment.

•	Sales Services revenue of $30.7 million was $5.7 million higher than the third quarter of 2012 driven by 2012 multi-year new contract wins being executed in 2013 and contracts won earlier this year.

•	Marketing Services revenue of $0.8 million was $1.4 million lower than the third quarter of 2012 due primarily to fewer contract signings by Group DCA.

•
Product Commercialization Services revenue of $2.7 million was $1.8 million lower than the third quarter of 2012 due to the internalization of selected commercialization activities by a customer effective October 1, 2012.

Gross Profit- For the third quarter of 2013, gross profit of $4.7 million was $1.2 million lower than the third quarter of 2012 and, as anticipated, the overall gross profit percentage decreased to 14% in 2013 from 19% in 2012.

•	Sales Services gross profit of $4.0 million was $0.1 million lower than the third quarter of 2012 due to previously disclosed competitive pricing pressures.

•	Marketing Services gross profit for the third quarter of 2013 was approximately breakeven due to the decline in this segment’s revenue.

•
Product Commercialization Services gross profit of $0.7 million was $0.7 million lower compared to 2012 as a result of lower revenue due to the internalization of commercialization activities by a customer as previously mentioned.

Total Operating Expenses- Total operating expenses for the third quarter of 2013 of $6.7 million was essentially flat compared to the same period in 2012. The company’s costs savings initiatives offset the company’s investment in strategic initiatives.

Operating Loss- The operating loss for the third quarter of 2013 was $2.1 million, compared to $0.8 million in the third quarter of 2012. The $1.3 million increase in 2013 operating loss was primarily the result of lower margins on new business in our Sales Services segment.

Liquidity and Cash Flow- Adjusted EBITDA (a non-GAAP measure defined in the release) for the third quarter of 2013 was $(1.3) million compared to $0.2 million in the third quarter of 2012. Adjusted EBITDA year to date was $1.8 million as compared to $1.7 million last year. Cash and cash equivalents at the end of the third quarter were $49.6 million, down $3.2 million from December 31, 2012, due primarily to working capital changes and capital expenditures.

As of September 30, 2013, the company’s cash equivalents were predominantly invested in U.S. Treasury money market funds and the company had no commercial debt.

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, PDI has provided certain non-GAAP financial measures to help evaluate the results of its performance. The company believes that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing the company’s ongoing business and operating performance. The company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the company’s financial results in the way that management views financial results.

In this document, the company discusses Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as operating income or loss, plus depreciation and amortization, non-cash stock-based compensation, and other non-cash expenses. The table below includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

Conference Call

As previously announced, PDI will hold a conference call Tuesday, November 12, 2013 to discuss financial and operational results of the third quarter ended September 30, 2013. Details as follows:

Time: 5:00 PM (ET)
Dial-in numbers: (866) 644-4654 (U.S. and Canada) or (706) 643-1203
Conference ID#: 89659377

Live webcast: www.pdi-inc.com, under "Investor Relations"

The teleconference replay will be available three hours after completion through November 17, 2013 at (855) 859-2056 (U.S. and Canada) or (404) 537-3406. The replay pass code is 89659377. The archived web cast will be available for one year.

About PDI, Inc.

PDI is a leading health care commercialization company providing superior insight-driven, integrated multi-channel message delivery to established and emerging health care companies. The company is dedicated to enhancing engagement with health care practitioners and optimizing commercial investments for its clients by providing strategic flexibility, full product commercialization services, innovative multi-channel promotional solutions, and sales and marketing expertise. For more information, please visit the company's website at http://www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers or the inability to secure additional business. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2012, and PDI’s subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to Follow)